EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the American Pharmaceutical Partners, Inc. Savings and Retirement Plan of our report dated February 18, 2003, except for Note 16 as to which the date is March 19, 2003 with respect to the consolidated financial statements and schedule of American Pharmaceutical Partners, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/  Ernst & Young LLP

Chicago, Illinois

March 24, 2003